UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2017

Stericycle, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37556	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

(847) 367-5910

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 16, 2017, the Board of Directors (the “Board”) of Stericycle, Inc. (the “Company”) adopted a resolution increasing the number of directors constituting the Board from 10 to 12 in accordance with the Company’s amended and restated bylaws.  Upon the recommendation of the Board’s Nominating and Governance Committee, the Board elected Brian P. Anderson as a director to fill the vacancy arising because of the increase in the number of directors and appointed Mr. Anderson to the Board’s Audit Committee, all effective as of January 16, 2017.

Mr. Anderson is the former Executive Vice President of Finance and Chief Financial Officer of OfficeMax Incorporated, a distributor of business-to-business and retail office products, having served in that position until January 2005. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International Inc., a position he assumed in 1998. He is also a director of A.M. Castle & Co., for which he is Chairman of the Board, W.W. Grainger, Inc., PulteGroup, Inc., and James Hardie Industries plc. He is a director and Chairman of The Nemours Foundation, a non-profit children’s health organization.

Mr. Anderson will be compensated for service as a director pursuant to the Company’s Plan of Compensation for Outside Directors and will be eligible to participate in the Company’s Supplemental Retirement Plan. In connection with joining the Board, Mr. Anderson will be granted equity awards as compensation for his service in an amount consistent with the awards granted to non-employee directors, prorated for the number of months to be served, pursuant to the Company’s Plan of Compensation for Outside Directors.

There was no arrangement or understanding pursuant to which Mr. Anderson was elected a director, and there have been no related party transactions between the Company and Mr. Anderson.

Upon the recommendation of the Board’s Nominating and Governance Committee, the Board also elected Robert S. Murley as a director to fill the vacancy arising because of the increase in the number of directors and appointed Mr. Murley to the Board’s Audit Committee, all effective as of January 16, 2017.

Mr. Murley is a Senior Adviser to Credit Suisse, LLC. From 1975 to April 2012, Mr. Murley was employed by Credit Suisse and its predecessors. In 2005, he was appointed Chairman of Investment Banking in the Americas. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley serves as a Trustee of Princeton University, is a Trustee and the former Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago and Chair of the Board of the Lurie Children’s Foundation, is a Trustee of the Museum of Science & Industry in Chicago, Illinois, is Chairman of the Board of the UCLA Anderson Board of Advisors, is a member of the Board of Directors of Brown Advisory, and is an independent director of Apollo Education Group, Health Insurance Innovations and Stone Energy. Mr. Murley holds a Bachelor of Arts from Princeton University, a Master of Business Administration from the UCLA Anderson School of Management, and a Master of Science from the London School of Economics and Political Science.

Mr. Murley will be compensated for service as a director pursuant to the Company’s Plan of Compensation for Outside Directors and will be eligible to participate in the Company’s Supplemental Retirement Plan. In connection with joining the Board, Mr. Murley will be granted equity awards as compensation for his service in an amount consistent with the awards granted to non-employee directors, prorated for the number of months to be served, pursuant to the Company’s Plan of Compensation for Outside Directors.

There was no arrangement or understanding pursuant to which Mr. Murley was elected a director, and there have been no related party transactions between the Company and Mr. Murley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2017	STERICYCLE, INC.

	By:	/s/ Daniel V. Ginnetti
Daniel V. Ginnetti
Executive Vice President and Chief Financial Officer